Exhibit 99.1

Ultralife Corporation Receives Award for Its Legacy BA-5390 Military Batteries from Defense Logistics Agency

NEWARK, N.Y. December 18, 2019 -- Ultralife Corporation (NASDAQ: ULBI) has received a $4.9 million firm-fixed price delivery contract from the U.S. Government’s Defense Logistics Agency (DLA) for its lithium manganese dioxide, non-rechargeable BA-5390 batteries. Shipments are expected to commence and be completed in 2020.

“Ultralife has been a long-standing supplier to the U.S. military, and our BA-5390 battery is recognized for its long life, unsurpassed safety record and reliability under the toughest conditions. We are pleased that DLA has once again selected this proven battery for its near-term power needs,” said Michael D. Popielec, President and Chief Executive Officer.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit http://www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com